--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                  SCHEDULE 14A
                            SCHEDULE 14A INFORMATION

                             ---------------------

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rules
    14a-6(e)(2) and 14c-5(d)(2))

[ ] Definitive Proxy/Information Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             CORE LABORATORIES N.V.
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             CORE LABORATORIES N.V.
                                HERENGRACHT 424
                               1017 BZ AMSTERDAM
                                THE NETHERLANDS

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 27, 1999

                             ---------------------

To The Shareholders:

     The 1999 Annual Meeting of the Shareholders of Core Laboratories N.V. (the "Company"), a limited liability company organized under the laws of The Netherlands, will be held at the law offices of Nauta Dutilh, Weena 750, 3014 DA Rotterdam, The Netherlands, on Thursday, May [27], 1999 at 10:00 a.m., local time, for the following purposes:

          1. To elect eight members to the Board of Supervisory Directors, consisting of three Class I Supervisory Directors, three Class II Supervisory Directors and two Class III Supervisory Directors, to serve until the annual meeting of shareholders in 2002, 2000 and 2001, respectively, and until their successors shall have been duly elected and qualified;

          2. To confirm and adopt the Dutch Statutory Annual Accounts of Core Laboratories N.V. for the fiscal year ended December 31, 1998;

          3. To approve the extension of the authority of the Management Board of Core Laboratories N.V. to repurchase up to 10% of the outstanding share capital of Core Laboratories N.V. until November 26, 2000;

          4. To approve the extension of the authority of the Supervisory Board to issue and/or to grant rights (including options to purchase) on common and/or preferred shares of Core Laboratories N.V. until May 26, 2004;

          5. To approve the extension of the authority of the Supervisory Board to limit or exclude the preemptive right of the holders of the common shares of Core Laboratories N.V. until May 26, 2004;

          6. To ratify and approve the appointment of Arthur Andersen LLP as Core Laboratories N.V.'s independent public accountants for the fiscal year ending December 31, 1999; and

          7. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

     Copies of the Annual Accounts, the report of the Management Board and the list of nominees for the Supervisory Board are open for inspection at the offices of the Company, located at Herengracht 424, 1017 BZ Amsterdam, The Netherlands, Attention: Mr. Jacobus Schouten, by registered shareholders and other persons entitled to attend meetings of shareholders of Core Laboratories N.V. Such copies will be open for inspection from the date hereof until the close of the Annual Meeting.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF WHETHER YOU PLAN TO ATTEND. THEREFORE, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY. IF YOU ARE PRESENT AT THE ANNUAL MEETING AND WISH TO DO SO, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON.

                                            By Order of the Board of Supervisory
                                            Directors,
                                            /s/ JACOBUS SCHOUTEN

                                            Jacobus Schouten
                                            Supervisory Director

April   , 1999
Amsterdam, The Netherlands

                             CORE LABORATORIES N.V.
                                HERENGRACHT 424
                               1017 BZ AMSTERDAM
                                THE NETHERLANDS

                             ---------------------

                                PROXY STATEMENT
                             ---------------------

                     SOLICITATION AND REVOCATION OF PROXIES

     The accompanying proxy is being solicited by and on behalf of the Board of Supervisory Directors (the "Supervisory Board") of Core Laboratories N.V. (the "Company") for use at the 1999 Annual Meeting of the Shareholders of the Company (the "Annual Meeting") to be held at the law office of Nauta Dutilh, Weena 750, 3014 DA Rotterdam, The Netherlands, on Thursday, May [27], 1999 at 10:00 a.m., local time. If the accompanying proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with the directions noted thereon, or, if no directions are indicated, it will be voted in favor of the proposals described in this Proxy Statement. Any shareholder giving a proxy has the power to revoke it by oral or written notice to the Secretary of the Company at any time before it is voted.

     The solicitation of proxies by the Supervisory Board will be conducted by mail. In addition, certain members of the Supervisory Board (each, a "Supervisory Director"), officers and regular employees of the Company may solicit proxies in person or by facsimile, telex or telephone. The Company will bear the cost of preparing and mailing proxy materials as well as the cost of soliciting proxies. The Company will reimburse banks, brokerage firms, custodians, nominees and fiduciaries for their expenses in sending proxy materials to the beneficial owners of the common shares, par value NLG .03 per share, of the Company (the "Common Shares").

     At the close of business on March 8, 1999, the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, there were 29,380,544 Common Shares outstanding, each of which is entitled to one vote. The class of Common Shares is the only class of capital stock of the Company outstanding and entitled to notice of and to vote at the Annual Meeting. The presence, in person or by proxy, of at least a majority of the outstanding Common Shares is required for a quorum. Common Shares abstained from voting will have the effect of a vote against a proposal. Broker non-votes will not be counted to determine the shareholders entitled to vote on a proposal, and will not affect the outcome of the vote on such matter.

     A copy of the Company's Annual Report on Form 10-K, including the financial statements, schedules and exhibits thereto, may be obtained without charge by written request to John D. Denson, Secretary, in care of Core Laboratories, Inc., 5295 Hollister Road, Houston, Texas 77040.

     This Proxy Statement and the accompanying proxy were first mailed to
shareholders on or about April   , 1999.

                                     ITEM 1

                       ELECTION OF SUPERVISORY DIRECTORS

     The articles of association of the Company provide for one or more Supervisory Directors. The Supervisory Directors are proposed by the Supervisory Board and elected at each annual meeting of shareholders by the affirmative vote of the holders of a majority of the common shares present in person or by proxy. The shareholders may override the proposal of the Supervisory Board by a vote of two-thirds of the votes cast at the meeting if more than one-half of the outstanding share capital is present or represented. The Supervisory Board is divided into Classes I, II and III, the terms of office of which are scheduled to expire on the dates of the annual meeting of shareholders in 2002, 2000 and 2001, respectively.

     The Supervisory Board is proposing the election of eight Supervisory Directors at the annual meeting. Three of the nominees (David M. Demshur, Timothy J. Probert and Jacobus Schouten) will be elected as Class I Supervisory Directors for a term expiring 2002, three of the nominees (Bob G. Agnew, Joseph
R. Perna and James A. Read) will be elected as Class II Supervisory Directors for a term expiring 2000 and two of the nominees (Richard L. Bergmark and Stephen D. Weinroth) will be elected as Class III Supervisory Directors for a term expiring 2001. At each future annual meeting of shareholders, the successors to the class of Supervisory Directors whose terms shall expire that year shall be elected to hold office for a term of three years and until their respective successors shall have been duly elected and qualified. All of the nominees for Supervisory Directors are presently members of the Supervisory Board.

     Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of the nominees listed below. If at the time of or prior to the annual meeting any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by the Supervisory Board. The Supervisory Board has no reason to believe that any substitute nominee or nominees will be required. No proxy will be voted for a greater number of persons than the number of nominees named herein.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NOMINEES FOR SUPERVISORY DIRECTOR AS SET FORTH ABOVE, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

     The following table sets forth the names, ages and titles of the persons who have been nominated for election as Supervisory Directors:

                         CLASS I SUPERVISORY DIRECTORS
                              (TERM EXPIRES 2002)

NAME                             AGE    POSITION
----                             ---    --------
David M. Demshur.............    44     President, Chief Executive
                                          Officer and Supervisory
                                          Director
Timothy J. Probert...........    47     Supervisory Director
Jacobus Schouten.............    44     Supervisory Director

                         CLASS II SUPERVISORY DIRECTORS
                              (TERM EXPIRES 2000)

NAME                             AGE    POSITION
----                             ---    --------
Bob G. Agnew.................    68     Supervisory Director
Joseph R. Perna..............    55     Supervisory Director
James A. Read................    49     Supervisory Director

                        CLASS III SUPERVISORY DIRECTORS
                              (TERM EXPIRES 2001)

NAME                             AGE    POSITION
----                             ---    --------
Richard L. Bergmark..........    45     Chief Financial Officer,
                                          Treasurer and Supervisory
                                          Director
Stephen D. Weinroth..........    60     Chairman of the Supervisory
                                          Board and Supervisory
                                          Director

     Set forth below is a brief description of the business experience and length of service of the Supervisory Directors.

     Bob G. Agnew was, until his retirement in January 1994, Manager of Drilling for International Operations for Exxon Company International (a division of Exxon Corporation) and a member of the Production Advisory Committee of Exxon Production Research Company. Mr. Agnew is a member of the Society of Petroleum Engineers and has served on its Drilling Technical Committee. He has served as a Supervisory Director since 1995.

     Richard L. Bergmark joined Western Atlas International, Inc. ("Western Atlas") as Treasurer in 1987. In 1991, he became the Area Manager for Finance and Administration for Europe, Africa and the Middle East operations of Western Geophysical, and in 1994 he became Chief Financial Officer of the Company. Mr. Bergmark presently serves as Chief Financial Officer, Treasurer and a Supervisory Director of the Company. He has served as a Supervisory Director since 1995.

     David M. Demshur joined the Company in 1979 and has held various operating positions since that date, including Manager of Geological Sciences, Vice President of Europe, Africa and the Middle East in 1989, Senior Vice President of Petroleum Services in 1991 and President in 1994. Mr. Demshur presently serves as President, Chief Executive Officer and a Supervisory Director of the Company. He has served as a Supervisory Director since 1994. Mr. Demshur is a member of the Society of Petroleum Engineers, the American Association of Petroleum Geologists, Petroleum Exploration Society of Great Britain and the Society of Core Analysts Section of the Society of Professional Well Loggers Association.

     Joseph R. Perna joined the Company as General Manager in 1985. In 1991, he was promoted to Senior Vice President, with responsibility for certain Laboratory Services operations and the Technology Products Division, a position he held until his retirement from the Company on March 31, 1998. Mr. Perna has served as a Supervisory Director since 1995.

     Timothy J. Probert has served as the President of Baker Hughes Inteq (a business unit of Baker Hughes Inc., a diversified oil service company ("Baker Hughes") since September 1995 and Vice President of Baker Hughes since March 1994. He joined Baker Hughes in 1972, where he has held various management positions, including Vice President of Drilling and Evaluation Technology for Baker Hughes Inteq, President of Eastman Teleco, President of Milpark Drilling Fluids and Vice President of Marketing for Baker Sand Control. Mr. Probert has served as a Supervisory Director since 1995.

     James A. Read is a member of the board of directors of Mezzanine Management Limited, the firm which has served as the investment advisor to First Britannia Mezzanine N.V. ("First Britannia") since First Britannia's formation in 1988. First Britannia is an investment company whose funds are provided by institutional investors. It has been an investor in the Company since the purchase of Core Laboratories from Western Atlas in 1994. Mr. Read has been a Supervisory Director of the Company since its purchase from Western Atlas and is also a member of the board of directors of various European companies.

     Jacobus Schouten has been an executive officer of First Britannia since 1989. Mr. Schouten has been a Supervisory Director of the Company since 1994, and he is a member of the board of directors of various European companies, including CB Holdings SA.

     Stephen D. Weinroth is a Partner of Andersen, Weinroth & Co., L.P., an investment firm, and a managing director of First Britannia, which position he has held since its inception in 1988. From 1993 to 1995, he served as Co-Chairman and Co-Executive Officer of VETTA Sports, Inc., an international bicycle parts and accessories producer and distributor. Mr. Weinroth has been a Supervisory Director since 1994, the chairman of the Supervisory Board since 1995 and is a member of the board of directors of Hovnanian Enterprises, Inc.

EXECUTIVE OFFICERS

     The executive officers of the Company currently are David M. Demshur, Monty
L. Davis, Richard L. Bergmark and John D. Denson. Biographical information regarding Messrs. Demshur and Bergmark is set forth above. The following biography describes the business experience of the remaining executive officers. The executive officers are not Managing Directors of the Company for purposes of Dutch law.

     Monty L. Davis, who is 44 years of age, joined Western Atlas in 1977 holding various management positions including Atlas Wireline Division Financial Controller for Europe, Africa and the Middle East, Core Laboratories N.V. Division Vice President of Finance, and Atlas Wireline Division Vice President of Finance and Administration. In 1993, Mr. Davis joined Bovar Inc. of Calgary, Canada, as Chief Financial Officer, then Chief Operating Officer, and in 1995 President and Chief Executive Officer. Mr. Davis joined the Company as Senior Vice President in 1998, and subsequently was promoted to Chief Operating Officer.

     John D. Denson joined Western Atlas as Division Counsel in 1992, with responsibility for the Core Laboratories division. Mr. Denson, who is 41 years of age, presently serves as Vice President, General Counsel and Secretary of the Company. Mr. Denson is a member of the State Bar of Texas.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table below sets forth certain information, as of December 31, 1998, with respect to the common shares beneficially owned by (a) each person known by the Company to own beneficially five percent or more of the common shares, (b) each Supervisory Director and nominee for Supervisory Director, (c) each of the executive officers and (d) all Supervisory Directors, nominees for Supervisory Director and executive officers as a group.

                                                        COMMON SHARES OF     PERCENTAGE OF
                                                          THE COMPANY        COMMON SHARES
             NAME OF BENEFICIAL OWNER(1)               BENEFICIALLY OWNED     OUTSTANDING
             ---------------------------               ------------------    -------------
First Britannia Mezzanine N.V.(2)....................      4,202,534             14.3
Franklin Resource Inc.(3)............................      1,721,000              5.9
Stephen D. Weinroth(4)...............................        397,500              1.4
David M. Demshur.....................................        223,832                *
Richard L. Bergmark..................................         99,612                *
Joseph R. Perna......................................         96,376                *
John D. Denson.......................................         11,832                *
Timothy J. Probert...................................          6,000                *
Bob G. Agnew.........................................          4,600                *
James A. Read........................................          4,000                *
Monty L. Davis.......................................          2,628                *
Jacobus Schouten.....................................             --               --
All Supervisory Directors, nominees for Supervisory
  Director and executive officers as a group.........        846,380              2.9

---------------

 *  Represents less than 1%.

(1) Unless otherwise indicated, each person has sole voting power and investment power with respect to the Common Shares listed.

(2) The business address of First Britannia is de Ruyterkade 62, Curacao, Netherlands Antilles.

(3) As reported on the Schedule 13G dated January 30, 1998, the shares reported by Franklin Resource are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct or indirect investment advisory subsidiaries of Franklin. Such advisory contracts grant to the advisory subsidiaries all investment and/or voting power over the shares. Charles B. Johnson and Rupert H. Johnson, Jr. (the "Principal Shareholders") each own in excess of 10% of the outstanding Common Stock of Franklin Resource and are the principal shareholders of Franklin Resource. Franklin Resource and the Principal Shareholders may be deemed to be, for purposes of Rule 13d-3 under the 1934 Act, the beneficial owner of securities held by persons and entities advised by Franklin Resource subsidiaries. Franklin Resource, the Principal Shareholders and each of the advisory subsidiaries disclaim economic interest or beneficial ownership in any of the shares. The business address of Franklin Resource is 901 Mariners Island Blvd., 6th Floor, San Mateo, CA 94404.

(4) Mr. Weinroth is a Managing Director of First Britannia, and the numbers above do not reflect any Common Shares owned by First Britannia.

COMMITTEES OF THE SUPERVISORY BOARD

     The Supervisory Board has two standing committees, the identities, memberships and functions of which are described below.

     Audit Committee. The members of the Audit Committee of the Supervisory Board are Messrs. Agnew and Weinroth. The Audit Committee's functions include making recommendations concerning the engagement of independent accountants, reviewing with the independent accountants the plan and results of the auditing engagement, approving professional services provided by the independent accountants and reviewing the adequacy of the Company's internal accounting controls.

     Compensation Committee. The members of the Compensation Committee of the Supervisory Board (the "Compensation Committee") are Messrs. Perna, Probert and Weinroth. The Compensation Committee's functions include a general review of the Company's compensation and benefit plans to ensure that they meet corporate objectives. The Compensation Committee reviews the Chief Executive Officer's recommendations on (a) compensation of the senior executive officers of the Company, (b) granting of awards under the Company's stock option and other benefit plans and (c) adopting and changing major Core Laboratories compensation policies and practices. In addition to reviewing the compensation for the Chief Executive Officer, the Compensation Committee reports its recommendations to the whole Supervisory Board for approval. The Compensation Committee also oversees the Company's 1995 Long-Term Incentive Plan and the 1995 Non-Employee Directors Stock Option Plan.

INFORMATION REGARDING MEETINGS

     The Supervisory Board held four meetings in 1998. The Audit Committee and the Compensation Committee each held one meeting in 1998. Each Supervisory Director attended at least 75% of the meetings of the Supervisory Board and of the committees (if any) on which such person serves, with the exception of Mr. Read, who attended 25% of such meetings.

DIRECTOR COMPENSATION

     Each Supervisory Director who is not a full-time employee of the Company is paid (a) an annual retainer of $20,000, payable semiannually in arrears, (b) $1,000 per meeting of the Supervisory Board at which such individual is present in person, (c) $750 per meeting of any committee thereof at which such individual is present in person, (d) an additional $500 per meeting for each committee meeting for which the individual is chairperson and (e) reimbursement for all out of pocket expenses incurred in attending any meeting of the Supervisory Board or any committee thereof. Supervisory Directors who are full-time employees of the Company receive no compensation for serving as Supervisory Directors.

     The 1995 Nonemployee Director Stock Option Plan as amended (the "Nonemployee Director Plan") provides for the issuance of up to 200,000 common shares to eligible Supervisory Directors of the Company. Under the Nonemployee Director Plan 10,000 options will be granted to each eligible director and 20,000 options will be granted to the chairman on an annual basis. The options will be exercisable for a period of 10 years and will vest one year following the date of grant. The exercise price of options granted under the Nonemployee Director Plan equals the market price of the common shares on the date of grant.

                             EXECUTIVE COMPENSATION

     The following table summarizes, with respect to the Company's chief executive officer and each of the three other most highly compensated executive officers whose salary and bonus compensation from the Company exceeded $100,000 in 1998 (collectively, the "Named Executive Officers"), certain information relating to the compensation earned for services rendered in all capacities during fiscal years 1996 through 1998.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                            ------------
                                                                             SECURITIES
                                                  ANNUAL COMPENSATION(1)     UNDERLYING
                                         FISCAL   -----------------------     OPTIONS         ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR      SALARY       BONUS        (NUMBER)     COMPENSATION(2)
---------------------------              ------   ----------   ----------   ------------   ---------------
David M. Demshur, President and Chief
  Executive Officer....................   1998     $317,539     $230,000       35,000          $21,583
                                          1997      246,529      252,800       55,000           16,431
                                          1996      215,112      131,219           --           12,790
Monty L. Davis, Chief Operating Officer
  and Senior Vice President............   1998     $145,730     $ 90,573       30,000          $17,592
Richard L. Bergmark, Chief Financial
  Officer and Treasurer................   1998     $196,846     $ 94,886       20,000          $20,874
                                          1997      171,019      130,300       96,000           15,428
                                          1996      150,088       68,372           --           11,778
John D. Denson, Vice President, General
  Counsel and Secretary................   1998     $156,692     $ 51,750       10,000          $21,876
                                          1997      128,026       64,600       16,000           15,418
                                          1996      114,059       29,550           --           11,772
Joseph R. Perna........................   1998     $110,654           --       10,000          $10,698
  Senior Vice President(3)                1997      196,529     $152,850       40,000           17,406
                                          1996      174,093       77,695           --           13,871

---------------

(1) During the years ending December 31, 1996, 1997 and 1998, perquisites for each individual named in the Summary Compensation Table aggregated less than 10% of the total annual salary and bonus reported for such individual in the Summary Compensation Table. Accordingly, no such amounts are included in the Summary Compensation Table.

(2) Consists of matching contributions and contributions by the Company through its retirement plans, amounts paid under certain insurance plans and a transportation allowance.

(3) Mr. Perna retired from the Company on March 31, 1998.

STOCK OPTION GRANTS

     The following table sets forth certain information with respect to stock option grants made to the Named Executive Officers during 1998 under the Company's 1995 Long-Term Incentive Plan, as amended (the "Stock Option Plan").

                            OPTION GRANTS IN LAST FISCAL YEAR
                                    INDIVIDUAL GRANTS
                          -------------------------------------
                                       % OF TOTAL                                     POTENTIAL REALIZABLE VALUE
                          NUMBER OF     OPTIONS                                       AT ASSUMED ANNUAL RATE OF-
                          SECURITIES    GRANTED                                        STOCK-PRICE APPRECIATION-
                          UNDERLYING       TO       EXERCISE OF                           FOR OPTION TERM(1)
                           OPTIONS     EMPLOYEES    BASE PRICE                        ---------------------------
NAME                       GRANTED      IN 1998       ($/SH)       EXPIRATION DATE         5%            10%
----                      ----------   ----------   -----------    ---------------    ------------   ------------
David M. Demshur........    35,000        6.0         18.375      February 11, 2008    1,047,583      1,688,101
Monty L. Davis..........    30,000        5.1         18.375      August 13, 2008        897,928      1,429,801
Richard L. Bergmark.....    20,000        3.4         18.375      February 11, 2008      598,619        953,200
John D. Denson..........    10,000        1.7         18.375      February 11, 2008      299,309        476,600
Joseph R. Perna(2)......    10,000        1.7         18.375      February 11, 2008      299,309        476,600

---------------

(1) The dollar amounts under these columns represent the potential realizable value of each grant of options assuming that the market price of common shares appreciate in value from the date of grant at the 5% and 10% annual rates prescribed by the SEC and therefore is not intended to forecast possible future appreciation, if any, of the price of common shares.

(2) Mr. Perna received the compensation indicated in this table under the Company's 1995 Non-Employee Directors Stock Option Plan.

1998 OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table sets forth for the Named Executive Officers in the Summary Compensation Table above information regarding options held by them at December 31, 1998.

                                                           SECURITIES UNDERLYING      VALUE OF SECURITIES UNDERLYING
                                                        UNEXERCISED OPTIONS HELD AT     UNEXERCISED OPTIONS HELD AT
                               SHARES                        DECEMBER 31, 1998             DECEMBER 31, 1998(1)
                             ACQUIRED ON                ---------------------------   -------------------------------
                              EXERCISE       VALUE
NAME                          OF OPTION     REALIZED    EXERCISABLE   UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
----                         -----------   ----------   -----------   -------------   -------------   ---------------
David M. Demshur...........        --              --     36,250         83,750          $250,156        $1,033,594
Monty L. Davis.............        --              --         --         30,000          $     --        $  551,250
Richard L. Bergmark........        --              --     39,000         97,000          $291,000        $1,000,500
John D. Denson.............        --              --     16,000         26,000          $105,500        $  124,500
Joseph R. Perna............    65,000      $1,026,250         --         10,000          $     --        $  183,750

---------------

(1) Computed based on the difference between aggregate fair market value and aggregate exercise price. The fair market value of the common shares on December 31, 1998 was based on the average of the high and low sales prices on the NYSE on such date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Supervisory Directors, executive officers and persons who own more than ten percent of the common shares of the Company to file initial reports of ownership and reports of changes in ownership (Forms 3, 4, and 5) of common shares with the SEC and the NYSE. Supervisory Directors, executive officers and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all such forms that they file.

     To the Company's knowledge based solely on its review of the copies of such reports received by it and on written representations by certain reporting persons that no reports on Form 5 were required, the Company believes that during the fiscal year ending December 31, 1998, all Section 16(a) filing requirements applicable to its Supervisory Directors, executive officers and ten percent shareholders were complied with.

TRANSACTIONS WITH MANAGEMENT AND CERTAIN SHAREHOLDERS

     Set forth below is a description of certain transactions entered into between the Company and certain of its Supervisory Directors, nominees for Supervisory Director and shareholders.

  Transactions with Shareholders

     The Company and the holders of common shares prior to the initial public offering of the Company are parties to a Registration Rights Agreement, dated as of September 15, 1995 (the "Registration Rights Agreement"). Upon the request from one or more shareholders holding at least 15% of the then outstanding common shares (the "Requesting Holders"), the Company is required to file a registration statement under the Securities Act of 1933, as amended (the "Securities Act") to register the common shares held by the requesting holders and any other shareholders who are parties to the Registration Rights Agreement and who desire to sell common shares. The holders of common shares who are parties to the Registration Rights Agreement are subject to a maximum of two requests in total as well as a maximum of one request in any three-month period. Subject to certain conditions and limitations, the Registration Rights Agreement provides that holders of registrable common shares may participate in a registration by the Company of any of its common shares in an underwritten offering. In the case of both types of registration, the number of common shares that may be registered is subject to limitation if the managing underwriter determines that market conditions require such a limitation. The rights conferred by the Registration Rights Agreement are transferable to transferees of the common shares. The Company is generally required to bear all registration expenses (other than underwriting discounts and commissions) in connection with these registrations.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1998, no executive officer served as (a) a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a Supervisory Director or (b) a director of another entity, one of whose executive officers served on the Supervisory Board or the board of directors of a subsidiary of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee's responsibilities are (a) to oversee the development of the compensation program for the Company's officers and managerial employees, (b) to administer the incentive and stock option plans, including approval of grants and awards under these plans and (c) to establish the compensation program for the chief executive officer and the other executive officers. With the assistance of an independent consultant, the Compensation Committee completed a comprehensive review of the management compensation program. The Compensation Committee also reviewed market compensation trends and established the compensation program for nonemployee supervisory directors. During 1998, the Compensation Committee was comprised of the following Supervisory Directors, all of whom were nonemployee Supervisory Directors of the
Company: Timothy J. Probert, Joseph R. Perna and Stephen D. Weinroth.

Executive Compensation Philosophy

     The objective of the compensation program for officers and managers is to create strong financial incentives for corporate and division officers and managers to increase profits, revenues and operating efficiency, which will lead to an increase in shareholder value. The following objectives guide the Compensation Committee in its deliberations:

     - Provide a competitive compensation program that enables the Company to attract and retain key executives and Supervisory Board members.

     - Ensure a strong relationship between the performance results of the Company and the total compensation received.

     - Balance both annual and longer term performance objectives of the Company.

     - Encourage executives to acquire and retain meaningful levels of common shares.

     - Work closely with the chief executive officer to ensure that the compensation program supports the management style, objectives and culture of the Company.

     In addition to normal employee benefits, the executive total compensation program includes base salary, annual cash incentive compensation and longer term stock-based grants and awards.

     Market Comparisons. Primary market comparisons are made to oilfield service companies, adjusted for size and job responsibilities. The market comparison companies used in the development of the compensation program are broader than those used in the performance graph presented elsewhere in this proxy statement and are used because they are more representative of the market in which the Company competes for executive talent. Data sources include oilfield industry surveys, national survey databases and general trend data provided by consultants.

     Variable Incentives. Variable incentives, both annual and longer term, are major components of the program and are used to link pay and performance results appropriate to each executive officer or manager. Variable incentive awards and performance standards are calibrated such that total compensation will approximate the market 50th percentile when the Company's performance plans are achieved and exceed the 50th percentile when the Company's performance plans are exceeded.

     Internal Revenue Code Section 162(m). Internal Revenue Code Section 162(m) imposes a $1,000,000 limit, with certain exceptions, on the deductibility of compensation paid to each of the five highest paid executive officers. In particular, compensation that is determined to be "performance based" is exempt from this limitation. To be "performance based," incentive payments must use predetermined objective standards, limit the use of discretion in making awards and be certified by the Compensation Committee made up of "outside directors." It is not anticipated that any executive will receive compensation in excess of this limit during 1999. The Compensation Committee will continue to monitor this situation and will take appropriate action if it is warranted in the future.

EXECUTIVE COMPENSATION PROGRAM

     The following is a discussion of each of the principal components of the executive total compensation program.

     Base Salary. The base salary program targets the median of the primary comparison group for corporate and divisional officers and managers. Each executive is reviewed individually on an annual basis. Salary adjustments are based on the individual's experience and background, the individual's performance during the prior year, the general movement of salaries in the marketplace and the Company's financial position. As a result of these factors, an executive's base salary may be above or below the targeted median at any point in time.

     Annual Incentive Compensation. The Company administers an annual incentive plan for its corporate and divisional officers and managers. The goal of the plan is to reward participants in proportion to (a) the performance of the Company as a whole and the division for which they have direct responsibility and (b) their individual contributions to the Company's success.

     For 1998, corporate participants were measured on EBIT and earning per share, while division participants were also measured on working capital management. In addition, a discretionary component was included as part of the plan to recognize outstanding effort and dedication. The measures were weighted substantially equally.

     If budgeted performance is achieved, the resulting incentive awards, in combination with base salary, are targeted at the 50th percentile of the market. During 1998, actual corporate performance results exceeded the budget, due in part to the substantial growth of the Company through acquisitions. As a result of these achievements, cash compensation levels paid to the executive officers, were greater than the 50th percentile.

     Supplemental Executive Retirement Plans. The Company has adopted the Core Laboratories Supplemental Executive Retirement Plan (the "1997 SERP"), effective July 1, 1997, and the 1999 Core Laboratories Supplemental Executive Retirement Plan (the "1999 SERP"), effective February 1, 1999, for the benefit of certain key employees and outside directors of the Company. The 1997 SERP and the 1999 SERP were established to provide additional retirement income to the participants and death benefits to the participants' surviving spouses as a reward for the participants' contributions to the success and growth of the Company.

     1997 SERP. The four participants in the 1997 SERP are Richard L. Bergmark, David M. Demshur, Joseph R. Perna and Stephen D. Weinroth. Each participant is entitled to receive a retirement benefit of $250,000 per year, which begins on the participant's 65th birthday and is paid in annual installments until the participant's death. If the participant dies before he begins receiving his retirement benefit, the surviving spouse of the deceased participant is entitled to receive $225,000 each year for 15 years. Each participant's benefit under the 1997 SERP is fully vested and fully accrued. There is no possibility of forfeiture of the benefit except in the event of termination for cause.

     The Company has purchased insurance coverage on the lives of Messrs. Bergmark, Demshur and Perna to assist it in providing benefits under the 1997 SERP. The Company is the owner and beneficiary of the insurance coverage. The Company is obligated to pay the total premium of $319,500 each year until the policies are paid up (which is anticipated to be eight years). Based on actuarial calculations (including a 12% interest rate assumption), the Company expects that the death benefits paid to the Company under the insurance policies will be sufficient to cover the costs of the 1997 SERP benefits and the policy premium payments. However, to the extent the death benefits under the policies are insufficient to cover those costs, the Company is obligated to pay the remainder out of its other general assets and absorb any shortfall. In the event of a "change of control," the Company is obligated to fully fund the amount of the retirement benefits and death benefits of all four participants and their spouses. The amount of the "change of control" contribution is the lesser of (i) the total amount due under the terms of the 1997 SERP or (ii) the amount of unpaid premiums on any insurance policies held by the trust through the seventh anniversary of the date of the purchase of each such policy.

     1999 SERP. The two participants in the 1999 SERP are Monty L. Davis and John D. Denson. Each participant is entitled to receive an annual retirement benefit in an amount equal to 2% of the average of such participant's annual salary in his final three years of service multiplied by such participant's number of years of service with the Company. As of January 1, 1999, Mr Davis had approximately 17 years of credible service and Mr. Denson had approximately seven years of service with the Company. Payment of the benefit begins on the participant's 65th birthday and is paid in annual installments for 15 years. If the participant dies before he begins receiving his retirement benefit, the surviving spouse of the deceased participant is entitled to receive the greater of $150,000 or the amount of the retirement benefit as calculated above for 15 years. In the event of a "change of control," each participant's benefit will be fully vested and fully accrued. In such event, such participant will receive each year for 15 years an amount equal to the greater of $150,000 per year or the amount arrived at according to the calculation of retirement benefits described above. Such payments will begin upon such participant reaching 65 years of age. The participant does not vest in any of his benefit until he has achieved five years in service or upon death or a "change of control." Upon achieving five years of service, the participant will be fully vested in his retirement benefit. Once vested, there is no possibility of forfeiture of the benefit except in the event of termination for cause.

     The Company will purchase insurance coverage on the lives of Messrs. Denson and Davis to assist it in providing benefits under the 1999 SERP. The Company will be the owner and beneficiary of the policies and will pay the total premium each year until the policies are paid up. The Company expects that the death benefits paid to the Company under the insurance policies will be sufficient to cover the costs of the

1999 SERP benefits and the policy premium payments. However, to the extent the death benefits under the policies are insufficient to cover those costs, the Company is obligated to pay the remainder out of its other general assets and absorb any shortfall. In the event of a "change of control," the Company is obligated to fully fund the amount of the retirement benefits and death benefits of the two participants and their spouses.

     Stock Based Compensation. Stock ownership by corporate and divisional management is encouraged through the use of a stock plan that provides for the award of common share options and awards. The Compensation Committee and management believe that widespread common share ownership by key employees is an important means of encouraging superior performance and employee retention. Common share option grants are considered annually based on competitive multiples of base salary. Senior executives typically have a higher multiple and, as a result, have a greater portion of their total compensation linked to the longer term success of the Company. In determining the appropriate grant multiples, the Company targets the market median among publicly-held oilfield service companies of similar size.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The chief executive officer, David M. Demshur, participates in the executive compensation program described above. In establishing the base salary for Mr. Demshur, the Compensation Committee assessed the pay levels for chief executive officers in similar companies in the oilfield service industry and the profit performance of the Company. In August, 1998, Mr. Demshur's base salary was increased from $260,000 to $400,000. He also received an annual incentive award of $252,800 based on the performance results achieved by the Company in the prior year. The Committee made no discretionary adjustments to this award. Mr. Demshur received 35,000 stock options in 1998.

                            COMPENSATION COMMITTEE
                              Timothy J. Probert
                              Joseph R. Perna
                              Stephen D. Weinroth

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     The following performance graph compares the performance of the Common Shares to the Standard & Poor's 500 Index and the Company's Peer Group (Input/Output, Inc., Newpark Resources, Inc., Baker Hughes, Incorporated and Varco International, Inc.) for the period beginning September 20, 1995 and ending March 31, 1999 (the "Peer Group"). The members of the Peer Group, while not direct competitors to the Company, have one or more attributes which are similar in nature to the Company, such as being a service provider to the international market, having high market share based upon technology innovation or operating within a unique niche. The graph assumes that the value of the investment in the Common Shares and each index was $100 at September 20, 1995 (using the initial public offering price of $6.00 for the Common Shares, after giving effect to the 2 for 1 stock split in December 1997) and that all dividends were reinvested. The Common Shares began trading on the Nasdaq Stock Market in September 1995. In July, 1998 the Common Shares ceased trading on the Nasdaq Stock Market and began trading on the New York Stock Exchange. Prior to September 1995 there was no market in the Common Shares and, accordingly, five year data is unavailable.

                   COMPARISON OF QUARTERLY CUMULATIVE RETURN
                         AMONG CORE LABORATORIES N.Y.,
                     PEER GROUP INDEX AND THE S&P 500 INDEX

                               PERFORMANCE GRAPH

     The foregoing stock price performance comparisons shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such acts.

     There can be no assurance that the Common Share performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future performance of the Common Shares.

                                     ITEM 2

                          APPROVAL OF ANNUAL ACCOUNTS

     At the annual meeting, the shareholders of the Company will be asked to approve the Dutch Statutory Annual Accounts of the Company for the fiscal year ending December 31, 1998, as required under Dutch law and the articles of association. In accordance with Article 408 of the Dutch Civil Code, the Annual Accounts are the annual accounts of the Company and its participation and do not represent the consolidated accounts of the Company and all of its subsidiaries as presented in the Consolidated Financial Statements contained in the Annual Report of the Company for the year ending December 31, 1998.

     The affirmative vote of the holders of a majority of the common shares present or represented by proxy and entitled to vote at the annual meeting is required to adopt the Annual Accounts.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE ANNUAL ACCOUNTS, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 3

               EXTENSION AND AUTHORITY OF MANAGEMENT BOARD UNTIL
                     NOVEMBER 26, 2000 TO REPURCHASE SHARES

     Under Dutch law and the current articles of association, the Company, subject to certain Dutch statutory provisions, may repurchase up to 10% of the Company's outstanding share capital in open market purchases at any price not to exceed $200.00 or its equivalent in other currencies. Any such purchases are subject to the approval of the Supervisory Board and the authorization of shareholders at the annual meeting of shareholders, which authorization may not continue for more than 18 months. At the 1998 annual meeting of shareholders, the shareholders authorized such repurchases until November 28, 1999.

     At the annual meeting, the shareholders will be asked to approve a further extension of this authority for an additional 18-month period from the date of the annual meeting until November 26, 2000.

     The affirmative vote of the holders of a majority of the Company common shares present or represented by proxy and entitled to vote at the annual meeting is required to extend the authorization of the management board to repurchase up to 10% of the outstanding share capital of the Company for an additional 18-month period from the date of the annual meeting.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE EXTENSION OF THE AUTHORITY OF THE MANAGEMENT BOARD TO REPURCHASE UP TO 10% OF THE OUTSTANDING SHARE CAPITAL OF THE COMPANY UNTIL NOVEMBER 26, 2000 AT A PRICE OF NOT MORE THAN $200.00 PER SHARE, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 4

                  EXTENSION OF AUTHORITY OF SUPERVISORY BOARD
            TO ISSUE SHARES OF CORE LABORATORIES UNTIL MAY 26, 2004

     Under Dutch law and the articles of association, the Company's Supervisory Board has the power to issue shares of the Company's share capital if and insofar as the Supervisory Board has been designated at the annual meeting of shareholders as the authorized body for this purpose. A designation of the Supervisory Board to issue shares may be effective for a specified period of up to five years and may be renewed on an annual rolling basis. In connection with the initial public offering of Core Laboratories common shares of the Company in September 1995, the shareholders authorized the supervisory board to issue shares and/or rights on shares for five years. This five-year period was set to expire on August 31, 2000. At the 1998 annual meeting of shareholders, the shareholders extended the designation of the Supervisory Board to issue common and/or preferred shares and/or to grant rights (including options to purchase) on common and/or preferred shares until May 28, 2003.

     At the annual meeting, the shareholders will be asked to approve a further extension of this authority for a five-year period from the date of the annual meeting until May 26, 2004.

     The affirmative vote of the holders of a majority of the common shares present or represented by proxy and entitled to vote at the annual meeting is required to extend the authority of the Supervisory Board to issue and/or to grant rights (including options to purchase) on common and/or preferred shares of the Company for a five-year period from the date of the annual meeting.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE EXTENSION OF THE AUTHORITY OF THE SUPERVISORY BOARD TO ISSUE AND/OR TO GRANT RIGHTS (INCLUDING OPTIONS TO PURCHASE) ON COMMON AND/OR PREFERRED SHARES OF THE COMPANY UNTIL MAY 26, 2004, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 5

                  EXTENSION OF AUTHORITY OF SUPERVISORY BOARD
           TO LIMIT OR ELIMINATE PREEMPTIVE RIGHTS UNTIL MAY 26, 2004

     Holders of common shares (other than employees of the Company and its subsidiaries who are issued common shares pursuant to the exercise of options granted under the 1995 Long-Term Incentive Plan or the Nonemployee Director
Plan) have a pro rata preemptive right of subscription to any common shares issued for cash unless such right is limited or eliminated. Holders of common shares have no pro rata preemptive subscription right with respect to any common shares issued for consideration other than cash. If designated for this purpose at the annual meeting of shareholders, the Supervisory Board has the power to limit or eliminate such rights. A designation may be effective for up to five years and may be renewed on an annual rolling basis. In connection with the initial public offering of the Company common shares of the Company in September 1995, the shareholders authorized the Supervisory Board for a five-year period to limit or eliminate from time to time the preemptive rights of holders of such common shares. This five-year period was set to expire on August 31, 2000. At the 1998 annual meeting of shareholders, the shareholders extended the authorization of the Supervisory Board until May 28, 2003.

     At the annual meeting, the shareholders will be asked to approve a further extension of this authority for a five-year period from the date of the annual meeting until May 26, 2004.

     The affirmative vote of the holders of a majority of the common shares present or represented by proxy and entitled to vote at the annual meeting is required to extend the authority of the Supervisory Board to limit or eliminate the preemptive rights of holders of common shares for a five-year period from the date of the annual meeting.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE EXTENSION OF THE AUTHORITY OF THE SUPERVISORY BOARD TO LIMIT OR ELIMINATE PREEMPTIVE RIGHTS OF HOLDERS OF COMMON SHARES UNTIL MAY 26, 2004, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 6

               RATIFICATION OF APPOINTMENT OF ARTHUR ANDERSEN LLP
             AS INDEPENDENT PUBLIC AUDITORS OF THE COMPANY FOR 1999

     The Supervisory Board has appointed the firm of Arthur Andersen LLP as the Company's independent public auditors for the year ending December 31, 1999 subject to ratification by the shareholders. Arthur Andersen LLP has acted as the Company's auditors since inception.

     The affirmative vote of holders of a majority of the Common Shares present or represented by proxy and entitled to vote at the annual meeting is required to ratify the appointment of Arthur Andersen LLP as the Company's independent public auditors for 1999.

     In the event the appointment is not ratified, the Supervisory Board will consider the appointment of other independent auditors. The Supervisory Board may terminate the appointment of Arthur Andersen LLP as the Company's independent auditors without the approval of the shareholders of the Company whenever the Supervisory Board deems such termination necessary or appropriate. Representatives of Arthur Andersen LLP are not expected to be present at the annual meeting.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF ARTHUR ANDERSEN LLP'S APPOINTMENT AS THE COMPANY'S INDEPENDENT PUBLIC AUDITORS FOR 1999 AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 7

                                 OTHER MATTERS

     The Supervisory Board does not know of any other matters that are to be presented for action at the annual meeting. However, if any other matters properly come before the annual meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

[X] Please mark your votes as in this example.

Directors Recommended; A vote for election of the following Directors

1. Election of Directors                           FOR                 WITHHELD
                                                   [ ]                   [ ]


   For, except vote withheld from the
   following nominee(s):

----------------------------------------------
   NOMINEES: Joseph R. Perna, David M.
      Demshur, Timothy J. Probert, Bob G.
      Agnew, Jacobus Schouten, James A. Read,
      Richard L. Bergmark, Stephen D.
      Weinroth.

2. Approval of Annual Accounts                     FOR                 AGAINST              ABSTAIN
                                                   [ ]                   [ ]                  [ ]

3. Approval of extension of authority of           FOR                 AGAINST              ABSTAIN
   management board to repurchase up to 10% of
   the outstanding share capital of the            [ ]                   [ ]                  [ ]
   company until November 26, 2000, at a price
   of not more than $200 per share.

4. Approval of extension of authority of           FOR                 AGAINST              ABSTAIN
   supervisory board to issue and/or to grant
   rights (including options to purchase) on       [ ]                   [ ]                  [ ]
   common and/or preferred shares of the
   company until May 26, 2004.

5. Approval of extension of authority of           FOR                 AGAINST              ABSTAIN
   supervisory board to limit or eliminate
   preemptive rights of holders of common          [ ]                   [ ]                  [ ]
   shares until May 26, 2004.

6. Ratification of appointment of Arthur           FOR                 AGAINST              ABSTAIN
   Andersen LLP as Independent Public Auditors
   of the Company for 1999.                        [ ]                   [ ]                  [ ]

NOTE: Such other business as may properly come before the meeting or any adjournment thereof

SIGNATURE(S)  DATE  ________________

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                             CORE LABORATORIES N.V.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF SUPERVISORY DIRECTORS OF
                             CORE LABORATORIES N.V.
  FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, MAY 27, 1999

     The undersigned hereby constitutes and appoints Jacobus Schouten and John
D. Denson, and each or either of them, his true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Shareholders of Core Laboratories N.V. to be held at the law offices of Nauta Dutilh, Weena 750, 3014 DA Rotterdam, The Netherlands, on May 27, 1999 at 10:00 a.m., local time, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote thereof, as provided on the reverse side of this card, the number of shares the undersigned would be entitled to vote if personally present. In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other guises as may properly come before the meeting or any adjournment thereof.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF SUPERVISORY DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES AND FOR PROPOSALS 2, 3, 4, 5 AND 6.

               (TO BE SIGNED AND CONTINUED ON THE REVERSE SIDE.)

                                                                SEE REVERSE
                                                                     SIDE